Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Announces Financial Results for First Quarter 2010

Denver, Colorado; May 4, 2010 — Intrepid Potash, Inc. (NYSE:IPI) today announced first quarter 2010 financial results, with net income for the quarter of $11.8 million, resulting in $0.16 of earnings per diluted share.  Earnings before interest, taxes, depreciation and amortization (EBITDA(1)) for the first quarter of 2010 were $26.6 million.

Highlights for the First Quarter 2010:

•                  As of March 31, 2010, we had $129 million of cash and investments, no outstanding debt, and $125 million of availability under our revolving credit facility.

•                  The average net realized sales price(2) for potash in the first quarter 2010 was $354 per short ton ($390 per metric tonne) compared to $727 per short ton ($802 per metric tonne) in the same period of 2009.

•                  Adjusted net income(1) for the first quarter of 2010 was $12.2 million compared to adjusted net income of $25.2 million in the same period last year.

•                  Potash “cash operating” cost of goods sold net of by-product credits, which we define as total cost of goods sold excluding royalties, depreciation, depletion and amortization, was $199 per short ton in the first quarter of 2010 compared to $238 per short ton in the first quarter of 2009.

•                  Potash sales in the first quarter of 2010 were 243,000 short tons compared to 99,000 short tons in the first quarter of 2009.

•                  Potash production in the first quarter of 2010 was 172,000 short tons compared to 137,000 short tons produced in the first quarter of last year.

(1) This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Non-GAAP reconciliations set forth later in this press release for additional information.

(2) Average net realized sales price is calculated as gross sales less freight costs.

•                  Abnormal production costs of $0.5 million were incurred from our Wendover operations as our production lagged historically normal levels due to lower operating rates driven by inventory constraints associated with slower standard potash sales.

•                  Average net realized sales price for langbeinite, which we market under the name of TrioTM, was $167 per short ton ($184 per metric tonne) in the first quarter of 2010 compared to $330 per short ton ($364 per metric tonne) in the first quarter of 2009.

•                  Sales of TrioTM were 70,000 short tons in the first quarter of 2010 compared to 38,000 short tons in the first quarter of 2009.

•                  Langbeinite production in the first quarter of 2010 was 57,000 short tons compared to 42,000 short tons produced in the first quarter of 2009.

•                  Gross margin in the first quarter of 2010 for the sale of potash was $109 per short ton or 31 percent, compared to $435 per short ton or 60 percent in the three months ended March 31, 2009.  This decrease was largely driven by market price decreases for potash.  Gross margin for the sale of TrioTM was $14 per short ton or eight percent compared to $144 per short ton or 44 percent in the same period of 2009.  This decrease was largely driven by market price decreases for Trio™.

•                  Capital investments in the first quarter of 2010 totaled $19.1 million.

“The first quarter of 2010 saw resumption of more typical buying patterns by potash dealers, reinforcing our belief that the North American potash market is returning to a more historical level of demand,” said Bob Jornayvaz, Intrepid’s CEO.  “The demand rebound which began in late 2009 has carried over into 2010.  Our sales of 243,000 tons of potash during the first quarter was our second best quarter ever in terms of sales tons, and is strong evidence of the market reverting to more normal demand patterns.  During the quarter, we substantially reduced the inventory that we had built in 2009 and, as the spring planting season has gotten underway, our granular inventories are fully committed in April and will remain tight in May.  With the robust sales levels and the associated sell through of much of the granular product inventory we accumulated last year, our cash position has been bolstered.  This cash position will provide much of the funding for our capital investment program which is geared toward increasing recoveries and improving reliability of the operations in order to increase productivity and lower our per ton operating costs.  With our continuing efforts to ramp-up operations toward full production and the potential for strong demand for potash to continue, we believe that the remainder of 2010 should present Intrepid the opportunity to sell all of the agricultural product that we produce at competitive prices in the markets that we serve.”

Market Conditions

During the first quarter of 2010 we saw dealers purchasing potash at or above historical rates.  Demand remained strong throughout the quarter, although cold and wet weather conditions during the latter weeks of the quarter slowed crop planting and therefore forced some farmers to delay their spring application of fertilizers.  With the recent improved weather conditions for farmers, product is now moving from the distributors through the dealers and onto the fields and pastures at a brisk pace.  This continued strong demand has substantially depleted our granular inventory at all of our operating locations.  This draw down of inventory is not unique to Intrepid as is evidenced by the recent announcement by the International Plant Nutrition Institute which shows that North American potash inventories in March 2010 decreased 49 percent to 2.0 million tons from their high of 3.9 million tons in June 2009.

We believe the significant quantity of product which we sold during the first quarter of 2010 supports our belief that farmers fully understand the need to replenish the potassium in their soil after under applying potash over the last two years.  Additionally, we believe that farmers recognize that maintaining the proper level of potassium in the soil is critical to continued high-yield agricultural production.

We believe that this return to more normal application rates is sustainable and, as such, we are moving as quickly as possible to return our West mine to full staffing and full productive capacity.  As we have stated previously, this may take some time to accomplish due to the extremely competitive labor market in the Carlsbad, New Mexico area and our desire to hire relatively more permanent staff compared to using temporary contract workers.

First Quarter Results

Income before income taxes for the first quarter of 2010 was $19.5 million compared to $39.9 million in the first quarter of 2009.  Cash flows from operating activities were $35.8 million for the first quarter of 2010, which compares to $16.5 million for the first quarter of 2009.

Potash

During the first quarter of 2010, Intrepid produced 172,000 short tons of potash and sold 243,000 short tons of potash.  This compares to 137,000 short tons produced and 99,000 short tons sold in the first quarter of 2009.  The increase in sales volumes followed the trend that began to emerge in late 2009 as farmers began to apply potash at more normal rates and dealers actively returned to the market.  Sales in the first quarter of 2010 benefited from dealers purchasing inventory ahead of the spring planting season with the expectation of more normal application of potash throughout the United States.  We do not expect that dealers will carry much excess inventory as they exit the spring application season.

The 243,000 short tons of potash we sold in the first quarter of 2010 was at an average net realized sales price, which we define as gross sales less freight costs, of $354 per short ton as compared to an average net realized sales price of $727 per short ton during the first quarter of 2009.  Our average net realized sales price during the first quarter was adversely impacted by other North American producers significantly reducing sales prices at the end of 2009 and our subsequent decision to compete in the market at this pricing level.  These sales, however, allowed us to begin to increase production and are expected to result in lower per ton operating costs in the future.

The North American drilling rig count continued to improve at a moderate rate through the first quarter of 2010.  Our industrial sales, however, have lagged levels that we experienced in 2007 and 2008, particularly in the Rocky Mountain region, as natural gas commodity pricing has remained weaker this year.  The feed portion of our business continued to see consistent demand.  Further, cattle and hog prices have improved significantly which should lead to greater demand at the feed lot and producer level.

Our potash “cash operating” cost of goods sold (“COGS”), net of by-product credits of $8 per ton, decreased to $199 per short ton in the first quarter of 2010 from $238 per short ton in the first quarter of 2009.  Our COGS during the first quarter of 2010 were higher than the fourth quarter of 2009 due to the sale of higher priced inventory this quarter, which was produced throughout 2009 at lower operating rates.  The majority of this higher priced inventory was carried as granular product at our Carlsbad facilities.  As indicated previously, although we have resumed 24 / 7 operations at our West mine during the first quarter of 2010, we do not yet have all of the desired number of operating crews hired, trained and producing product.  Depending on our ability to hire a sufficient number of qualified employees, it may take until mid to late 2010 to ramp-up to full production rates.  We do not expect to see the full benefit of lower per ton production costs until such time as we are at full staffing levels.

Langbeinite — TrioTM

Intrepid sold 70,000 short tons of TrioTM in the first quarter of 2010, the majority of which was granular product, at an average net realized sales price of $167 per short ton.  This compares to 38,000 short tons at an average net realized sales price of $330 per short ton in the prior year’s first quarter.  The increase in TrioTM sales was driven largely by continued strong demand for granular sized product in the domestic agricultural sector.  Additionally, we have recently seen a strengthening in the TrioTM export market, and we are in the process of preparing a number of export orders for shipment.

Capital Investment

During the first quarter of 2010, Intrepid invested approximately $19.1 million related to our 2010 capital program.  The investments in the first quarter of 2010 were used to complete certain capital projects that were in progress at the end of 2009 and to begin new projects.  These projects included the full commissioning of the underground horizontal stacker, storage, and hoisting system that was placed in service in December 2009, and work to improve potash recoveries at the West mine.  Additionally, we also worked towards the completion of the wash thickener to improve potash recoveries at the East mine.  Commissioning of the thickener began in April 2010, and the thickener is expected to be running at designed production rates in the second quarter.

As previously announced, we also will start final engineering and then construction on our langbeinite recovery improvement project in the second quarter of 2010.

Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab.  Intrepid’s website address is www.intrepidpotash.com.

Since adjusted net income and EBITDA are non-GAAP financial measures it is necessary to reference the respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release.  Average net realized sales price and cash operating cost of goods sold are defined in the text of this release and the associated financial tables provide the details to recalculate these numbers in accordance with U.S. GAAP.

Conference Call Information

The conference call to discuss first quarter 2010 results is scheduled for May 5, 2010, at 8:00 a.m. MDT (10:00 a.m. EDT). The call participation number is (877) 419-5396.  A recording of the conference call will be available two hours after the completion of the call at (800) 642-1687.  International participants can dial (706) 902-2295 to take part in the conference call and can access a replay of the call at (706) 645-9291.  All of the above calls will require the input of the conference identification number 67721194.  The call will also be streamed on the Intrepid website, www.intrepidpotash.com.  In addition, the press release announcing first quarter 2010 results will be available on the Intrepid website before the call under “Investor Relations - Press Releases.”  An audio recording of the conference call will be available at www.intrepidpotash.com through June 5, 2010.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; the ability to hire and retain qualified employees; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine and the further development of our langbeinite recovery assets; changes in the prices of our raw materials, including but not limited to the price of natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations, and the enforcement of such regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements;  disruptions in credit markets; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

	Three Months Ended
	March 31, 2010	March 31, 2009
Production volume (in thousands of tons):
Potash	172	137
Langbeinite	57	42

Sales volume (in thousands of tons):
Potash	243	99
TrioTM	70	38

Gross sales (in thousands):
Potash	$91,375	$74,029
TrioTM	$15,984	$14,872
Freight costs (in thousands):
Potash	$5,379	$2,364
TrioTM	$4,387	$2,343
Net sales (in thousands):
Potash	$85,996	$71,665
TrioTM	$11,597	$12,529

Potash statistics (per ton):
Average net realized sales price	$354	$727
Cost of goods sold, net of by-product credits * (exclusive of items shown separately below)	199	238
Depreciation, depletion and amortization	24	18
Royalties	13	25
Total potash cost of goods sold	236	281
Warehousing and handling costs	9	11
Average potash gross margin (exclusive of costs associated with abnormal production)	$109	$435

TrioTM statistics (per ton):
Average net realized sales price	$167	$330
Cost of goods sold (exclusive of items shown separately below)	119	143
Depreciation, depletion and amortization	17	15
Royalties	8	17
Total TrioTM cost of goods sold	144	175
Warehousing and handling costs	9	11
Average TrioTM gross margin	$14	$144

*                 On a per ton basis, by-product credits were $8 and $16 for the three month period ended March 31, 2010, and 2009, respectively.  By-product credits were $2.0 million and $1.6 million for the three month period ended March 31, 2010, and 2009, respectively.

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2010	March 31, 2009
Sales	$107,359	$88,901
Less:
Freight costs	9,766	4,707
Warehousing and handling costs	2,725	1,529
Cost of goods sold	67,253	34,313
Costs associated with abnormal production	470	1,195
Other	269	—
Gross Margin	26,876	47,157

Selling and administrative	6,613	6,783
Accretion of asset retirement obligation	176	168
Other	168	(12)
Operating Income	19,919	40,218

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(555)	(203)
Interest income	96	17
Insurance settlements in excess of property losses	—	(14)
Other income (expense)	47	(141)
Income Before Income Taxes	19,507	39,877

Income Tax Expense	(7,661)	(15,196)
Net Income	$11,846	$24,681

Weighted Average Shares Outstanding:
Basic	75,043,826	74,975,511
Diluted	75,131,530	74,982,580
Earnings Per Share:
Basic	$0.16	$0.33
Diluted	$0.16	$0.33

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF MARCH 31, 2010 AND DECEMBER 31, 2009

(In thousands, except share and per share amounts)

	March 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$100,331	$89,792
Short-term investments	13,560	11,155
Accounts receivable:
Trade, net	26,782	19,169
Other receivables	607	471
Refundable income taxes	4,548	9,364
Inventory, net	42,264	61,949
Prepaid expenses and other current assets	1,776	2,632
Current deferred tax asset	8,080	9,807
Total current assets	197,948	204,339

Property, plant, and equipment, net of accumulated depreciation of $47,616 and $41,787, respectively	234,633	221,403
Mineral properties and development costs, net of accumulated depletion of $7,592 and $7,174, respectively	33,365	33,929
Long-term parts inventory, net	7,013	7,149
Long-term investments	14,934	6,189
Other assets	5,464	5,532
Non-current deferred tax asset	287,624	290,449
Total Assets	$780,981	$768,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable:
Trade	$17,026	$13,523
Related parties	—	129
Accrued liabilities	10,280	12,403
Accrued employee compensation and benefits	6,232	7,028
Other current liabilities	1,660	2,849
Total current liabilities	35,198	35,932

Asset retirement obligation	8,805	8,619
Deferred insurance proceeds	10,124	10,124
Other non-current liabilities	4,975	5,093
Total Liabilities	59,102	59,768

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,054,493 and 75,037,124 shares outstanding at March 31, 2010 and December 31, 2009, respectively	75	75
Additional paid-in capital	557,139	556,328
Accumulated other comprehensive loss	(689)	(689)
Retained earnings	165,354	153,508
Total Stockholders’ Equity	721,879	709,222
Total Liabilities and Stockholders’ Equity	$780,981	$768,990

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$11,846	$24,681
Deferred income taxes	4,533	6,730
Insurance reimbursements	—	14
Items not affecting cash:
Depreciation, depletion, amortization, and accretion	6,539	3,492
Stock-based compensation	987	334
Unrealized derivative gain	(89)	(369)
Other	181	183
Changes in operating assets and liabilities:
Trade accounts receivable	(7,613)	(22,495)
Other receivables	(136)	150
Refundable income taxes	4,835	8,431
Inventory	19,821	(6,382)
Prepaid expenses and other assets	861	187
Accounts payable, accrued liabilities and accrued employee compensation and benefits	(4,702)	(689)
Other liabilities	(1,248)	2,275
Net cash provided by operating activities	35,815	16,542

Cash Flows from Investing Activities:
Proceeds from insurance reimbursements	—	(14)
Additions to property, plant, and equipment	(13,950)	(26,317)
Additions to mineral properties and development costs	—	(3,461)
Purchases of investments	(11,636)	—
Proceeds from investments	486	—
Other	—	16
Net cash used in investing activities	(25,100)	(29,776)

Cash Flows from Financing Activities:
Restricted stock used for employee tax withholding upon vesting	(240)	(868)
Other	64	(12)
Net cash used in financing activities	(176)	(880)

Net Change in Cash and Cash Equivalents	10,539	(14,114)
Cash and Cash Equivalents, beginning of period	89,792	116,573
Cash and Cash Equivalents, end of period	$100,331	$102,459

Supplemental disclosure of cash flow information
Cash paid (received) during the period for:
Interest, including settlements on derivatives	$576	$347
Income taxes	$(1,771)	$35

INTREPID POTASH, INC.

NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS

(In thousands)

Adjusted net income is calculated as net income adjusted for significant non-cash and unusual items.  Examples of non-cash and unusual charges include insurance settlements in excess of property losses, non-cash unrealized gains or losses associated with derivative adjustments, costs associated with abnormal production and other infrequent items.  The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis.  In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP.  Since adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	March 31, 2010	March 31, 2009

Net Income	$11,846	$24,681
Adjustments
Insurance reimbursements	—	14
Unrealized derivative gain	(89)	(369)
Costs associated with abnormal production	470	1,195
Other	269	—
Calculated tax effect *	(255)	(320)
Total adjustments	395	520
Adjusted Net Income	$12,241	$25,201

*Estimated effective tax rate of 39.3 percent for 2010 and 38.1 percent for 2009.

INTREPID POTASH, INC.

NON-GAAP EARNINGS BEFORE INCOME TAXES, INTEREST, DEPRECIATION,

AND AMORTIZATION RECONCILIATIONS

(In thousands)

Earnings before income taxes, interest, depreciation, and amortization (“EBITDA”) is computed as net income adjusted for the add back of income tax expense, interest expense including derivatives, depreciation, depletion, amortization, asset retirement obligation accretion, and impairment.  This non-GAAP measure is presented since management believes that it provides useful additional information to investors for analysis of Intrepid’s ability to internally generate funds for capital investment.  In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.  EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP.  Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	March 31, 2010	March 31, 2009

Net Income	$11,846	$24,681

Income tax expense	7,661	15,196
Interest expense, including derivatives	555	203
Depreciation, depletion, amortization, and accretion	6,539	3,492
Total adjustments	14,755	18,891
Earnings Before Income Taxes, Interest, Depreciation, Depletion, and Amortization	$26,601	$43,572